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                                                                    EXHIBIT 99.2


                               Phoenixstar, Inc.

FOR IMMEDIATE RELEASE         Contact:
                              --------
                              Phoenixstar, Inc. Investor Relations
                              Sean Clarke:  (303) 712-4859

                            Phoenixstar Announces
                         Tender Offer and Name Change

Englewood, Colorado, May 13, 1999 - Phoenixstar, Inc., formerly known as PRIMESTAR, Inc. (the "Company"), announced today that it has commenced a tender offer (the "Offer") for its 12-1/4% Senior Subordinated Discount Notes due 2007 (the "Senior Subordinated Discount Notes") and its 10-7/8% Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes" and, together with the Senior Subordinated Discount Notes, the "Notes"), each of which were originally issued by TCI Satellite Entertainment, Inc. On April 28, 1999, the Company completed its previously announced sale (the "Medium Power Sale") of its medium power direct broadcast satellite business, which constituted substantially all of the operating assets of the Company, to Hughes Electronics Corporation. Pursuant to the terms of the Medium Power Sale, the Company officially changed its name to "Phoenixstar, Inc." on April 29, 1999.

     The indentures governing the Notes require the Company make an offer to purchase, on the terms set forth in such indentures, any outstanding Notes upon the sale by the Company of substantially all of its assets. The Company is offering to purchase (i) the Senior Subordinated Discount Notes, from holders of such Notes as of May 7, 1999, at a price equal to 101% of the accreted value of each Senior Subordinated Discount Note as of the date of payment and (ii) the Senior Subordinated Notes, from holders of such Notes as of May 7, 1999, at a price equal to 101% of the principal amount of each Senior Subordinated Note, plus any accrued and unpaid interest accumulated thereon up to the date of payment. The Offer is set to expire at 5:00 p.m., New York City time, on Thursday, June 10, 1999 (unless further extended at the Company's option pursuant to the terms of the Offer). Payment for the Notes pursuant to the Offer will be made in cash and must be made within five business days after the expiration date. The Company entered into a privately negotiated agreement, dated as of April 20, 1999 (the "Lock-up Agreement"), with certain holders of Notes, pursuant to which such holders agreed to sell their Notes to the Company pursuant to the terms of such agreement; therefore, the Company shall not be required to accept, pursuant to the Offer, from any holder that is party to the Lock-up Agreement, any Notes sold or required to be sold under the Lock-up Agreement.

     As of June 15, 1999, the current expected date of payment for the Offer,
(i) 101% of the accreted value of the Senior Subordinated Discount Notes will be $735.87 for each $1,000 principal amount at maturity of such Notes and (ii) 101% of the principal amount, plus accrued and unpaid interest to such date, of the Senior Subordinated Notes will be $1,046.25 for each $1,000 principal amount of such Notes.
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     The Depositary and Paying Agent for the Offer is The Bank of New York.  The
Offer is being made pursuant to an Offer to Purchase (and related materials), which more fully sets forth the terms of the Offer. Additional information concerning the terms of the Offer, tendering Notes and conditions to the Offer may be obtained from the Company by phoning the telephone number listed above.


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